Exhibit 10.2

May 15, 2026

Emily Baculik

Subj:	Executive Officer Appointment and Compensation Changes

Dear Emily,

It is with pleasure that I confirm your appointment as Vice President, Corporate Controller reporting to me, effective September 1, 2026. A summary of the compensation package related to this role is as follows:

Annualized Base Salary and Bonus Target

•	Your annualized Base Salary will increase to $420,000.

•	This pay increase will be effective September 1, 2026.

•	Your annualized Bonus Target will be $189,000 (45% of your annualized Base Salary). Your bonus in 2026 will be prorated based on the effective date of this position change.

•	You are scheduled to receive a performance review in February 2027, and you are eligible for a merit increase in March 2027 based upon your performance. Subsequent reviews will be conducted annually.

2027 Stock Award

•

A recommendation will be made that the Compensation and Human Capital Committee of the Board approve an award to you of stock options and restricted stock units (RSUs) under Stryker’s Long-Term Incentive Plan in February 2027. The target amount granted to you under this recommendation will be approximately $400,000 in award date value, comprised of 50% in RSUs and 50% in stock options. Except as otherwise provided in the Terms and Conditions, stock options would have a ten-year term and vest as to 20% of the underlying shares on each of the first five anniversary dates of the grant date. The vesting schedule for RSUs is typically one-third of the underlying shares per vesting date, which occur equally over an approximate three-year period after the grant date.

As you already work for Stryker, you understand that by accepting this position, other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies (including but not limited to guidelines concerning Conflicts of Interest), Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

Congratulations on your new role. I look forward to your future contributions toward positioning Stryker for success.

Sincerely,

/s/ Preston W. Wells

Preston W. Wells

Vice President, Chief Financial Officer

I accept this offer of employment with Stryker and agree to the terms and conditions outlined in this letter:

/s/ Emily Baculik

Emily Baculik

05/15/2026

Date